Exhibit 10.6

CORPORATE ACTION, CHANGE OF CONTROL, AND PERFORMANCE AGREEMENT

THIS AGREEMENT (the “Agreement”) is entered into as of August 28, 2025 (the “Effective Date”), by Oxbridge Re Holdings Limited (the “Company”) and Wrendon Timothy (the “Awardee” or “Executive”). Awardee is the Chief Financial Officer, Corporate Secretary and an Executive Director of the Company and its subsidiaries.

1. PURPOSE AND INTENT

(a) Purpose. The Company establishes this Agreement to institute a process to respond to hostile or activist shareholder action as that term is defined by the Securities and Exchange Commission (“SEC”) and to provide the Awardee with incentive bonus compensation for the achievement of performance-based revenue milestones and the Awardee providing continuous services through the achievement of such milestones.

(b) Intent. This Agreement is not intended to constitute an agreement under a tax qualified plan under Code Section 401(a) or a retirement program subject to ERISA. No amount paid under this Agreement may be rolled over or transferred to a tax qualified plan or individual retirement account.

2. DEFINITIONS

Any capitalized term that is used but not otherwise defined in this Section or this Agreement shall have the meaning assigned to such term in the Awardee’s employment agreement and/or the Company’s 2025 Omnibus Incentive Plan (as defined below).

(a) “Cause” means:

(i)	commission of a willful act of dishonesty in the course of Executive’s duties hereunder;

(ii)	conviction by a court of competent jurisdiction of, or plea of no contest to, a crime constituting a felony or conviction in respect of, or plea of no contest to, any act involving fraud, dishonesty or moral turpitude;

(iii)	Executive’s performance under the influence of controlled substances (other than those taken pursuant to a medical doctor’s orders);

(iv)	frequent or extended, and unjustifiable, absenteeism;

(v)	Executive’s personal misconduct or refusal to perform duties and responsibilities or to carry out the lawful directives of the board of directors of the Company (the “Board”), which, if capable of being cured shall not have been cured, within 30 days after the Company shall have advised Executive in writing of its intention to terminate Executive’s employment, or

(vi)	Executive’s material non-compliance with the terms of his employment, which, if capable of being cured, shall not have been cured within 30 days after the Company shall have advised Executive in writing of its intention to terminate Executive’s employment for such reason.

(b) “Change of Control” has the meaning set forth in the Incentive Plan.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Corporate Transaction” means any person or group or persons (or their direct or indirect owners) acting in concert, acquires an ownership of Shares (or other voting securities of the Company then outstanding) of the Company possessing thirteen percent (13%) or more of the total voting power of the Shares (or other voting securities then outstanding) of the Company where such person or Group is required to file a Schedule 13D (Beneficial Ownership Report (for >5% ownership with intent to influence)) with the U.S. Securities and Exchange Commission within 10 days of such acquisition, excluding, however, acquisitions of Shares by a person who is an officer or director of the Company at the time of the acquisition and acquisitions that are affirmatively and duly approved by the Board. For purposes hereof, the term “person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

(e) “Disability” shall have the meaning set forth in the Incentive Plan.

(f) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(g) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(h) “Incentive Plan” means the Company’s 2025 Omnibus Incentive Plan, as may be amended from time to time.

(i) “Measurement Date” means and including each of the following dates: September 30, 2025, December 31, 2025, March 31, 2026, June 30, 2026, September 30, 2026, and December 31, 2026.

(j) “Revenue” means the total revenue of the Company as calculated in accordance with U.S. generally accepted accounting principles for the applicable measurement periods.

(k) “Share” means an ordinary share of the Company, par value $0.001 per share.

3. GRANT OF RESTRICTED SHARE UNITS AWARDS

The Awardee will receive fully vested Restricted Share Unit Awards, based on the Company’s achievement of specified performance milestones on each Measurement Date (each performance milestones, a “Revenue Milestone” or in the aggregate “Revenue Milestones”). Each Restricted Share Unit represents the right of the Awardee to be issued one Share (share upon vesting, subject to the restrictions set forth in this Agreement, under the Incentive Plan, or the Restricted Share Unit Award Agreement).

Tax Withholding: Upon vesting of RSUs, the Company shall satisfy any and all applicable tax withholding obligations through one or more of the following methods:

(a) withholding shares having a fair market value equal to the minimum statutory withholding requirements;

(b) requiring Executive to pay cash equal to withholding obligations; or

(c) arranging for sell-to-cover transactions.

If Executive fails to satisfy withholding obligations, the Company may delay the Restricted Share Unit award delivery until obligations are met.

4. REVENUE MILESTONES VESTING SCHEDULE

(a) Subject to the provisions in this Agreement and subject to the terms of the Incentive Plan, the Company will grant the Awardee fully vested Restricted Share Units according to the following vesting schedule, based on Revenue Milestones achieved on each Measurement Date for each Measurement Period*:

MEASUREMENT DATE: SEPTEMBER 30, 2025
Revenue Milestones	Number of Fully Vested Restricted Share Units
Under $500,000	0
$500,000 but less than $700,000	30,000
$700,000 but less than $900,000	50,000
$900,000 or more	70,000

* Measurement Period: Three months ended September 30, 2025

MEASUREMENT DATE: DECEMBER 31, 2025
Revenue Milestones	Number of Fully Vested Restricted Share Units
Under $1,100,000	0
$1,100,000 but less than $1,300,000	30,000
$1,300,000 but less than $1,500,000	50,000
$1,500,000 or more	70,000

* Measurement Period: Six months ended December 31, 2025

MEASUREMENT DATE: MARCH 31, 2026
Revenue Milestones	Number of Fully Vested Restricted Share Units
Under $1,700,000	0
$1,700,000 but less than $1,900,000	30,000
$1,900,000 but less than $2,100,000	50,000
$2,100,000 or more	70,000

* Measurement Period: Nine months ended March 31, 2026

MEASUREMENT DATE: JUNE 30, 2026
Revenue Milestones	Number of Fully Vested Restricted Share Units
Under $2,300,000	0
$2,300,000 but less than $2,500,000	30,000
$2,500,000 but less than $2,700,000	50,000
$2,700,000 or more	70,000

* Measurement Period: Twelve months ended June 30, 2026

MEASUREMENT DATE: SEPTEMBER 30, 2026
Revenue Milestones	Number of Fully Vested Restricted Share Units
Under $2,900,000	0
$2,900,000 but less than $3,100,000	30,000
$3,100,000 but less than $3,300,000	50,000
$3,300,000 or more	70,000

* Measurement Period: Fifteen months ended September 30, 2026

MEASUREMENT DATE: DECEMBER 31, 2026
Revenue Milestones	Number of Fully Vested Restricted Share Units
Under $3,500,000	0
$3,500,000 but less than $3,700,000	30,000
$3,700,000 but less than $3,900,000	50,000
$3,900,000 or more	70,000

* Measurement Period: Eighteen months ended December 31, 2026

The achievement of each of the applicable Revenue Milestones on each of the Measurement Date will be reasonably determined by the Company’s Board of Directors.

(b) Distribution and Vesting Date. Within 45 days after each Measurement Date, the Board of Directors shall reasonably determine if such previous Revenue Milestone was achieved. If achieved, then based on the level of Revenue Milestone achieved on such Measurement Date, the Board of Directors shall immediately approve and issue a Restricted Share Unit Award reflecting the number of Restricted Share Units the Awardee has earned on such Measurement Date and such Restricted Share Unit Award shall be granted and shall immediately vest upon such grant.

(c) Continuous Service. Subject to the terms of this Agreement, provided that the Awardee remains employed by the Company or any direct or indirect subsidiary thereof, through the applicable Measurement Dates, the Awardee shall be entitled to receive the Restricted Share Units contemplated hereby.

(d) Agreement Termination Date. This Agreement shall continue until the earlier of

(i) December 31, 2026; or

(ii) Termination date of Awardee’s employment with the Company.

Notwithstanding the foregoing, the termination of this Agreement shall not adversely affect the Awardee’s rights hereunder with respect any Measurement Date, Corporate Transaction, or Change of Control occurring on or prior to December 31, 2026, nor shall it affect any provisions hereof which are intended by their terms or the nature thereof to survive the termination of this Agreement.

(e) Acceleration Before Measurement Date.

(i) Termination with Cause. If the Awardee’s Continuous Services is terminated by the Company before a Measurement Date for Cause, the Awardee will forfeit all unvested Restricted Share Units under this Agreement to the extent not previously granted to Awardee.

(ii) Termination without Cause or Termination For Good Reason. If the Company terminates Awardee’s employment on or prior to December 31, 2026, in a Termination Without Cause (as defined in the Amended and Restated Employment Agreement effective August 28, 2025 (“Employment Agreement”)) or Awardee resigns in a Resignation For Good Reason (as defined in the Employment Agreement), the Awardee shall be entitled to fully vested 70,000 Restricted Share Units for each Measurement Date that cannot be reached due to such termination. For example, for clarity, if the Awardee was terminated on June 15, 2026 in a Termination Without Cause, then the Awardee shall be entitled to 210,000 Restricted Share Units (3 Measurement Dates x 70,000). Such accelerated Restricted Share Units shall be fully vested to the Awardee and the Company shall grant and issue the accelerated Restricted Share Units Award to Awardee on or prior to such termination.

(f) Acceleration Upon a Corporate Transaction or Change of Control. In the event of either a Corporate Transaction or a Change of Control, that occurs on or prior to December 31, 2026, the Awardee shall be entitled to fully vested 70,000 Restricted Share Units for each remaining Measurement Date that would have occurred hereunder following the date of the Corporate Transaction or Change of Control. For example, for clarity, if the Corporate Transaction or Change of Control closes on July 15, 2026, then the Awardee shall be entitled to 140,000 Restricted Share Units (2 Measurement Dates x 70,000). Such accelerated Restricted Share Units shall be fully vested to the Awardee and the Company shall grant and deliver the accelerated Restricted Share Units Awards to Awardee on or prior to such closing of the Corporate Transaction or Change of Control.

(g) Termination for Death or Disability. If Awardee’s employment is terminated with the Company on account of death or Disability on or prior to December 31, 2026, for purposes of this Agreement, the Awardee will receive fully vested 70,000 Restricted Share Units for each Measurement Date that cannot be reached due to such death or Disability. For example, for clarity, if the Awardee’s death or Disability occurred on August 15, 2026, then Awardee shall be entitled to 140,000 Restricted Share Units (2 Measurement Dates x 70,000). Such accelerated Restricted Share Units shall be fully vested to the Awardee (or Awardee’s beneficiaries or heirs) and the Company shall grant and deliver the accelerated Restricted Share Units Awards to Awardee (or Awardee’s beneficiaries or heirs) within 10 days of Awardee’s death or Disability.

5. CHANGE IN CONTROL EXCISE TAX GROSS UP

Anything in this Agreement to the contrary notwithstanding, if it is determined that any payment under this Agreement to the Awardee (“Payment”) would, if paid, be subject to the excise tax (the “Excise Tax”) imposed by Code Section 4999, and no exemption to such excise tax applies, the Company shall pay the Awardee an additional payment (the “Gross Up Payment”) to pay any and all taxes on the Gross Up Payment and any and all taxes on the Payment subject to the Excise Tax on the benefits to which the Awardee is entitled without the Gross Up Payment. The purpose of the Gross Up Payment is to put the Awardee in the same after-tax position that Awardee would have been in had there been no Excise Tax.

6. ADJUSTMENTS

If any change is made to the outstanding Shares or the capital structure of the Company, if required, the Restricted Share Units shall be adjusted or terminated in any manner as contemplated by the Incentive Plan.

7. RESTRICTED SHARE UNITS SUBJECT TO INCENTIVE PLAN

This Restricted Share Units granted under the terms of this Agreement are subject to the terms of the Incentive Plan. The terms and provisions of the Incentive Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Incentive Plan, the applicable terms and provisions of this Agreement will govern and prevail.

8. INALIENABILITY OF BENEFITS

Neither Awardee, nor creditors of Awardee, shall have any right to assign, pledge, hypothecate, anticipate or in any way create a lien upon Awardee’s interest created under this Agreement. All Restricted Share Unit Awards to be made to Awardee shall be made only upon their personal receipt or endorsement, and no interest under this Agreement shall be subject to assignment or transfer or otherwise be alienable, either by voluntary or involuntary act or by operation of law or equity, or subject to attachment, execution, garnishment, sequestration, levy or other seizure under any legal, equitable or other process, or be liable in any way for the debts or defaults of Awardee.

9. BINDING NATURE OF AGREEMENT

This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of any and all interested parties, present and future.

10. UNFUNDED AGREEMENT AND PLAN

This Agreement is intended to create an unfunded arrangement and does not defer the receipt of income to termination of employment or beyond and is therefore not subject to the requirements of ERISA.

11. VALIDITY

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

12. NO RIGHT TO CONTINUED SERVICE

Neither the Incentive Plan nor this Agreement shall confer upon the Awardee any right to be retained in any position, as an employee, consultant, or director of the Company. Further, nothing in the Incentive Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Awardee’s employment at any time, with or without Cause, subject to the acceleration provisions of this Agreement in accordance with the terms hereof and subject to the terms of the Employment Agreement.

13. AMENDMENT AND TERMINATION

Any amendment, modification, change, or termination or this Agreement must be done so in writing and signed by both parties.

14. CODE SECTION 409A

If any payments under this Agreement are subject to the provisions of Code Section 409A, it is intended that the Agreement will comply fully with and meet all the requirements of Code Section 409A. The Awardee acknowledges that there may be adverse tax consequences upon the grant or vesting of the Restricted Share Units or disposition of the underlying Shares and that the Awardee has been advised to consult a tax advisor prior to such grant, vesting, or disposition. It is intended that Restricted Share Units are either exempt from the requirements of Section 409A of the Code or will satisfy the requirements of Section 409A of the Code so that compensation payable under this Agreement (and applicable earnings) shall not be included in income under Section 409A of the Code. Notwithstanding anything else in the Agreement, if the Company determines the Awardee to be one of the Company’s “specified employees” under Section 409A of the Code at the time of such separation from service in accordance with the identification date specified in the 409A Guidance and the amount hereunder is “deferred compensation” subject to Section 409A, then any distribution that otherwise would be made to the Awardee with respect to this Agreement as a result of such separation from service shall not be made until the date that is six months after such separation from service or, if earlier, the date of the death of the Awardee. However, the Company shall not have any obligation to take any action to prevent the assessment of any additional tax or penalty on any person for any equity award under Section 409A of the Code. If this Agreement is subject to Section 409A of the Code and the 409A Guidance, this Agreement will incorporate and satisfy the written documentation requirement of Section 409A of the Code and the 409A Guidance either directly or by reference to other documents. Notwithstanding the foregoing, the Company shall not have any liability to the Awardee for taxes or penalties under Section 409A of the Code, and the Company shall not have any obligation to indemnify the Awardee for any taxes or penalties under Section 409A of the Code

15. GOVERNING LAW

The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the Cayman Islands.

16. COUNTERPARTS

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

17. ENTIRE AGREEMENT

This Agreement sets forth the entire agreement between Awardee and the Company concerning the subject matter discussed in this Agreement and supersedes all prior agreements, promises, covenants, arrangements, communications, and representations or warranties, whether written or oral, by any officer, employee, or representative of the Company. Any prior agreements or understandings that are contrary with respect to the subject matter set forth in this Agreement are hereby overridden and the terms of this Agreement shall apply.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

OXBRIDGE RE HOLDINGS LIMITED

By:	/s/ Jay Madhu
Sanjay Madhu

EXECUTIVE

By:	/s/ Wrendon Timothy
Wrendon Timothy